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Exhibit 10.20

        Physicians Formula, Inc.
1055 West 8th Street
Azusa, California 91702

December 16, 2005

Mr. Joseph J. Jaeger
Chief Financial Officer
Physicians Formula, Inc.
1055 West 8th Street
Azusa, California 91702

  Re:
  Additional Bonus Potential

Dear Joe:

        In recognition of your valuable and diligent efforts in assisting with the recapitalization and sale process, we are pleased to offer you an additional bonus opportunity pursuant to which Physicians Formula, Inc. (the "Company") will pay you $150,000 upon the closing of the Recapitalization (as defined below) and $500,000 upon the closing of a Qualified Sale of the Company (as defined below), so long as in each such case you remain employed by the Company from the date hereof until the date of each such event. These payments will be subject to all required tax withholding and similar deductions.

        For purposes of this letter, the "Recapitalization" means (i) the refinancing of the Company's existing senior indebtedness with a portion of the proceeds from the senior and subordinated debt facilities entered into with Union Bank of California, N.A., UnionBanCal Equities, Inc. and certain other lenders, (ii) the repurchase of the outstanding Series A Preferred Stock (the "Preferred Stock") of PFI Holdings Corp. ("Holdings") with a portion of the proceeds from the refinancing, and (iii) the payment of one or more dividends to the holders of Holdings' outstanding Common Stock (the "Common Stock") with a portion of the proceeds from the refinancing.

        For purposes of this letter, a "Qualified Sale of the Company" means the sale of Holdings pursuant to which (i) any parties or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds (collectively, "Summit")) acquires (A) capital stock of Holdings possessing the voting power under normal circumstances to elect a majority of Holdings' board of directors (whether by merger, consolidation or sale or transfer of Holdings' capital stock) or (B) all or substantially all of Holdings' assets determined on a consolidated basis and (ii) the aggregate cash proceeds received by Summit in connection therewith (taking into account all stock options that may become vested in connection with such sale) is equal to or greater than three (3) times the amount of Summit's Total Original Investment in Holdings and its subsidiaries; provided that, for purposes of determining the aggregate cash proceeds received by Summit in connection therewith, there shall be included (x) $9,804,651 (representing the aggregate principal amount of the Company's 12% Subordinated Notes issued and sold to Summit pursuant to that certain Note Purchase Agreement, dated as of November 3, 2003, and subsequently repaid in 2005), (y) the aggregate amount paid to Summit to repurchase its Preferred Stock in connection with the Recapitalization, and (z) the aggregate amount of the dividends paid to Summit with respect to its Common Stock in connection with the Recapitalization.

        For purposes of this letter, Summit's "Total Original Investment" means $40,480,000 (plus any additional amounts invested by Summit in Holdings or any of its subsidiaries after the date hereof).

        Thank you for your continuing efforts and hard work.

Sincerely,
PHYSICIANS FORMULA, INC.
By:	/s/ INGRID JACKEL
Its:	Senior Vice President of Marketing

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  Exhibit 10.20